EXHIBIT 21


           Direct and Indirect Subsidiaries of Sovereign Bancorp, Inc.

                                                           State or other
                                                           jurisdiction of
Subsidiary                                                  Incorporation
----------                                                 ---------------
Sovereign Bank  .....................................  United States of America

Sovereign Capital Trust I ...........................  Delaware

First Lancaster Financial Corp. .....................  Pennsylvania

201 Associates, Inc. ................................  Delaware

Sovereign Annuity Corp., Inc. .......................  New Jersey

Sovereign Agency, Inc. ..............................  New Jersey

Sovereign REIT Holdings, Inc. .......................  Delaware